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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Ibis Technology Corporation:

         The audits referred to in our report dated February 2, 2001, included the related financial statement schedule for each of the years in the three-year period ended December 31, 2000, included in the annual report on Form 10-K. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

         We consent to incorporation by reference in the registration statements (No. 333-1174) on Form S-1, (No. 33-78440) on Form S-3, (No. 333-9237) on Form S-3, (No. 333-82497) on Form S-3, (No. 333-9239) on Form
S-8, (No. 33-81452) on Form S-8, (No. 333-45247) on Form S-8, and (No.
333-36706) on Form S-8 of Ibis Technology Corporation of our report dated February 2, 2001, relating to the balance sheets of Ibis Technology Corporation as of December 31, 1999 and 2000, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ending December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Ibis Technology Corporation.



                                                    KPMG LLP

Boston, Massachusetts
March 20, 2001